As filed with the Securities and Exchange Commission on February 2, 2026

 Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INTERNATIONAL BATTERY METALS LTD.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6100 Tennyson Parkway, Suite 240
Plano, Texas 75024

(Address of Principal Executive Offices) (Zip Code)

2025 Omnibus Equity Incentive Plan

(Full title of the plan)

Norma Garcia
General Counsel
International Battery Metals Ltd.
6100 Tennyson Parkway, Suite 240
Plano, Texas 75024
(Name and address of agent for service)

(832) 683-8839

(Telephone number, including area code, of agent for service)

With a copy to:

Kara L. MacCullough

Grant J. Levine

Greenberg Traurig, P.A.

401 East Las Olas Boulevard, Suite 2000

Fort Lauderdale, FL 33301

(954) 765-0500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.

International Battery Metals Ltd. (the “Company”) will provide each recipient (the “Recipients”) of a grant under the Company’s 2025 Omnibus Equity Incentive Plan (the “Plan”) with documents that contain information related to the Plan, and other information including, but not limited to, the disclosure required by Item 1 of Form S-8, which information is not required to be and is not being filed as a part of this Registration Statement on Form S-8 (the “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”). The foregoing information and the documents incorporated by reference in response to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. A Section 10(a) prospectus will be given to each Recipient who receives common shares covered by this Registration Statement, in accordance with Rule 428(b)(1) under the Securities Act.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

The Company will provide to each Recipient a written statement advising of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus) and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral request by contacting:

Norma Garcia

General Counsel

International Battery Metals Ltd.

6100 Tennyson Parkway, Suite 240

Plano, Texas 75024

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Company with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

●	The Company’s prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act on February 2, 2026 (the “Prospectus”), relating to the Registration Statement on Form S-1, as amended (File No. 333-286616), which contains the Company’s audited financial statements for the latest fiscal year ended March 31, 2025, and the Company’s unaudited financial statements as at and for the period ended September 30, 2025;

●	The description of the Company’s common shares contained in the section titled “Description of Share Capital” in the Company’s Prospectus; and

●	All other reports and documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Business Corporations Act (British Columbia)

Business Corporations Act (British Columbia)

The Company is subject to the provisions of Part 5, Division 5 of the BCBCA.

Under Section 160 of the BCBCA, the Company may, subject to Section 163 of the BCBCA:

(a)	Indemnify an individual who:

(i)	is or was a director or officer of the Company;

(ii)	is or was a director or officer of another corporation at a time when such corporation is or was an affiliate of the Company; or

(iii)	at the Company’s request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties, defined below, to which the eligible party is or may be liable; and

(b)	after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

(i)	“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding,

(ii)	“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation (A) is or may be joined as a party, or (B) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding,

(iii)	“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding, and

(iv)	“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Under Section 161 of the BCBCA, and subject to Section 163 of the BCBCA, the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the BCBCA, and subject to Section 163 of the BCBCA, the Company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that the Company must not make such payments unless it first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the BCBCA, the eligible party will repay the amounts advanced.

Under Section 163 of the BCBCA, the Company must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160(b), 161 or 162 of the BCBCA, as the case may be, if any of the following circumstances apply:

(a)	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Company were prohibited from giving the indemnity or paying the expenses by the Company’s memorandum or Articles;

(b)	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Company are prohibited from giving the indemnity or paying the expenses by the Company’s memorandum or Articles;

(c)	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests or the associated corporation, as the case may be; or

(d)	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf or by or on behalf of an associated corporation, the Company must not either indemnify the eligible party under Section 160(a) of the BCBCA against eligible penalties to which the eligible party is or may be liable, or pay the expenses of the eligible party under Sections 160(b), 161 or 162 of the BCBCA, as the case may be, in respect of the proceeding.

Under Section 164 of the BCBCA, and despite any other provision of Part 5, Division 5 of the BCBCA and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the BCBCA, on application or an eligible party, the court may do one or more of the following:

(a)	order us to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

(b)	order us to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(c)	order the enforcement of, or any payment under, an agreement of indemnification entered into by us;

(d)	order us to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the BCBCA; or

(e)	make any other order the court considers appropriate.

Section 165 of the BCBCA provides that the Company may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation.

Under Article 20.2 of the Company’s Articles, and subject to the BCBCA, the Company must indemnify an eligible party and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and it must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each eligible party is deemed to have contracted with the Company on the terms of the indemnity contained in the Company’s Articles.

Under Article 20.3 of the Company’s Articles, and subject to any restrictions in the BCBCA, the Company may indemnify any person. The Company has entered into indemnity agreements or employment agreements containing indemnification provisions with certain of the Company’s directors and officers. Under these indemnification provisions, an executive officer is entitled, subject to the terms and conditions thereof, to the right of indemnification by the Company for certain expenses to the fullest extent permitted by applicable law. The Company believes that these indemnification agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

Pursuant to Article 20.4 of the Company’s Articles, the failure of an eligible party to comply with the BCBCA or the Company’s Articles does not invalidate any indemnity to which he or she is entitled under the Company’s Articles.

Under Article 20.5 of the Company’s Articles, the Company may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who: (1) is or was a director, officer, employee or agent of the Company; (2) at the request of the Company, is or was a director, officer, employee or agent of another corporation at a time when the corporation is or was an affiliate of the Company; (3) at the request of the Company, is or was a director, officer, employee or agent of a corporation or a partnership, trust, joint venture or other unincorporated entity; (4) at the request of the Company, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity; (5) against any liability incurred by him or her as such director, officer, employee or agent or person who holds or held such equivalent position.

The Company has an insurance policy covering our directors and officers, with respect to certain liabilities arising out of claims based on acts or omissions in their capacities as directors or officers.

The Company has entered into an indemnification agreement with each of our directors and executive officers, pursuant to which the Company have agreed, to the fullest extent not prohibited by law and promptly upon demand, to indemnify and hold harmless such director or officer, their heirs and legal representatives from and against (i) all costs, charges and expenses incurred by such director or officer in respect of any claim, demand, suit, action, proceeding or investigation in which such director or officer is involved or is subject by reason of being or having been a director or officer (ii) all liabilities, damages, costs, charges and expenses whatsoever that the director or officer may sustain or incur as a result of serving as a director or officer in respect of any act, matter, deed or thing whatsoever made, done, committed, permitted or acquiesced in by such director or officer in his capacity as a director or officer, whether before or after the effective date of such indemnification agreement.

Company’s Articles

Under Part 21.2 of the Company’s Articles, and subject to the BCBCA, the Company must indemnify a director, former director or alternative director of the Company and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and alternate director is deemed to have contracted with the Company on the terms of the indemnity contained in the Company’s Articles.

Under Part 21.3 of the Company’s Articles, and subject to any restrictions in the BCBCA, the Company may agree to indemnify and may indemnify any person.

Under Part 21.4 of the Company’s Articles, the failure of a director, alternate director or officer of the Company to comply with the BCBCA or the Company’s Articles or, if applicable, any former Companies Act or former articles, does not invalidate any indemnity to which he or she is entitled under the Company’s Articles.

Under Part 21.5 of the Company’s Articles, the Company may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:

●	is or was a director, alternate director, officer, employee or agent of the Company;

●	is or was a director, alternate director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Company;

●	at the request of the Company, is or was a director, alternate director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity;

●	at the request of the Company, holds or held a position equivalent to that of a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity;

against any liability incurred by him or her as such director, alternate director, officer, employee or agent or person who holds or held such equivalent position.

We carry directors and officers liability coverages designed to insure our officers and directors and those of our subsidiaries against certain liabilities incurred by them in the performance of their duties, and also providing for reimbursement in certain cases to our company and its subsidiaries for sums paid to directors and officers as indemnification for similar liability.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

See the attached Exhibit Index on the page immediately following the signature pages hereto, which is incorporated herein by reference.

ITEM 9. UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on February 2, 2026.

INTERNATIONAL BATTERY METALS LTD.

By:	/s/ Joseph A. Mills
Name:	Joseph A. Mills
Title:	Chief Executive Officer, Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph A. Mills and Norma Garcia, and each one of them, as his/her true and lawful attorneys-in-fact and agents, with full power of substitution and redistribution, for him and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph A. Mills	Chief Executive Officer, President and Director	February 2, 2026
Joseph A. Mills	(Principal Executive Officer)

/s/ Michael Rutledge	Chief Financial Officer	February 2, 2026
Michael Rutledge	(Principal Financial and Accounting Officer)

/s/ Dr. John Burba	Director	February 2, 2026
Dr. John Burba

/s/ James Schultz	Director	February 2, 2026
James Schultz

/s/ Keith Solar	Director	February 2, 2026
Keith Solar

/s/ John Souther	Director	February 2, 2026
John Souther

/s/ Jacob Warnock	Director	February 2, 2026
Jacob Warnock

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of International Battery Metals Ltd., has signed this registration statement or amendment thereto in Plano, Texas, on February 2, 2026.

INTERNATIONAL BATTERY METALS LTD.

By:	/s/ Norma Garcia
Name:	Norma Garcia
Title:	General Counsel, Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description
4.1	Articles of Incorporation dated August 28, 2017 (Incorporated by reference to Exhibit 3.1 in Amendment No. 4 to the Company’s Registration Statement on Form S-1 (File No. 333- 286616) filed on December 30, 2025)
4.2	2025 Omnibus Equity Plan (Incorporated by reference to Exhibit 10.39 in Amendment No. 4 to the Company’s Registration Statement on Form S-1 (File No. 333- 286616) filed on December 30, 2025)
5.1*	Opinion of Gardiner Roberts LLP
23.1*	Consent of CBIZ CPAs P.C. Independent Registered Public Accounting Firm
23.2*	Consent of Marcum LLP, Independent Registered Public Account Firm
23.3*	Consent of Gardiner Roberts LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement)
24.1*	Powers of Attorney (included on signature page)
107*	Filing Fee Table

* Filed herewith.